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                                                                    EXHIBIT 99.3


COMMERCIAL NET LEASE REALTY AND CAPTEC COMPLETE MERGER

ORLANDO, Fla. and ANN ARBOR, Mich., Dec. 3 /PRNewswire/ -- Commercial Net Lease Realty, Inc. (NYSE: NNN) and Captec Net Lease Realty, Inc. (Nasdaq: CRRR) announced today that the merger of Captec with and into Commercial Net Lease Realty became effective on December 1, 2001. The combined company will have a portfolio of 373 properties in 40 states and greater customer diversity with 95 tenants in 29 different retail lines of trade.

Gary M. Ralston, president and chief operating officer of Commercial Net Lease Realty stated, "Today is an exciting day for Commercial Net Lease Realty and Captec. With the successful completion of this transaction, Commercial Net Lease Realty is a leader in the net lease real estate sector and one of the largest and most diversified public net lease REITs. We look forward to the growth opportunities this merger will generate and the superior near and long-term value inherent in the combined company."

In connection with the completion of the merger, Captec shares will no longer be traded on the NASDAQ. The last trading day for Captec shares was November 30, 2001. A final dividend payment will be made on December 7, 2001 to Captec stockholders of record as of November 30, 2001 in the amount of $0.1539 per Captec share. This dividend payment will be made separately from the cash portion of the merger consideration.

Commercial Net Lease Realty, Inc., an equity real estate investment trust, invests in high-quality, freestanding retail properties subject to long-term, net leases with major retail tenants, such as Barnes & Noble, Best Buy, Eckerd and OfficeMax. The Company currently owns, either directly or through investment interests, 373 properties in 40 states with total gross leasable area of approximately 7.0 million square feet. These properties are leased to 95 retailers in 29 lines of trade.

SOURCE: Commercial Net Lease Realty, Inc. and Captec Net Lease Realty, Inc.